Exhibit 99.1

Chardan Healthcare Acquisition (CHAC) to merge with BiomX Ltd. to create a publicly-listed company focused on phage therapies for larger, attractive chronic disease markets

BiomX develops natural and engineered phage cocktails designed to target and destroy harmful bacteria that affect the appearance of skin and those that are associated with chronic diseases, such as inflammatory bowel disease (IBD), primary sclerosing cholangitis (PSC), and colorectal cancer (CRC)

Executive summary: Phage are a potentially disruptive emerging technology

We believe phage to be a safe, disruptive, precision tool for the eradication of harmful bacteria

- BiomX's customized (natural and engineered) phage platform is "*precision medicine*", a market, per BIS Research, expected to grow from $78.85 bn sales in 2018 to $216.75 bn by 2028
- Certain bacteriophage cocktails generally recognized as safe (GRAS) under US food laws
- BiomX has utilized new science and identified potentially pathological bacteria in chronic diseases
- BiomX has a unique combo of microbiome, phage, computational, and synthetic biology capabilities derived from preeminent scientific sponsors and founders, e.g. at the Weizmann Institute and MIT
- BiomX in the lab has achieved potentially disruptive bacterial reductions and has intellectual property
- VC investment momentum in phage has been seen in recent months (e.g. SNIPR, Locus)

BiomX is an early mover with phage to target large chronic disease markets

- Acne-prone skin (initial clinical data due in 1Q20) is a $4 bn global cosmetics market, per WiseGuy Reports
    - BiomX has a potentially lower-risk approach partnering with a multinational cosmetics company for clinical testing
    - Preclinical results support that BX001 eradicates *P. acnes* and penetrates biofilm
- BiomX is also targeting large prescription markets, where establishing safety is critical: IBD ($17.7 bn in 2018 global sales, per EvaluatePharma, EP; 2H20 data), PSC (an orphan indication) ($3.5 bn US market opportunity, assuming a drug price of $125,000; 2H21 data), and colorectal cancer ($8.4 bn in 2018 global sales, per EP)
- Insiders include big biopharma investors (J&J, Takeda), which could support future partnerships

Potential parallels exist on the emergence of phage and AAV gene therapy (safety, "*precision medicine*", blockbuster targets, engineering of nature/viruses); see AVXS, ONCE, QURE

Deal structure: Provides strong balance sheet ahead of value inflection points (next page)

- Chardan Healthcare Acquisition, a blank check company, announced a merger with BiomX on July 16, 2019
- $70 mm is in trust post CHAC's IPO; the $50 mm minimum cash condition was already met at announcement
- Approximately $99 million of pro forma cash is expected on post-deal balance sheet
- $254 million is the post-deal market capitalization, assuming $10/share and no redemption
- Merger closing is expected in October 2019, with CHAC renamed BiomX and remaining listed on NYSE

Investors: Include leading, validating life sciences and strategic investors

OrbiMed Healthcare Fund Management | RTW | Johnson & Johnson | Takeda Takeda Ventures, Inc. | Mirae Asset Global Investments | Seventure | SBI JI | RMGlobal | 8VC

BiomX

FOR INSTITUTIONAL USE ONLY – NOT FOR DISTRIBUTION

The transaction provides BiomX cash to reach multiple potential value inflection points

Pipeline: BiomX has diversified paths to potential future revenues and profits

	Phage discovery	Preclinical	Phase I	Phase II	Partners
Product candidates					
Acne • BX001	▬▬▬ (through Phase I)		• Phase I results expected 1Q20 • Phase II results expected 2H20		**Multinational cosmetics company**
IBD • BX002	▬▬▬ (through Preclinical)		• Pre-IND meeting expected 2H19 • Phase I results expected 2H20		
PSC • BX003	▬▬▬ (through Preclinical)		• Pre-IND meeting expected 1H20 • Phase I/II interim results expected 2H21		
Colorectal cancer	▬				

	Biomarker discovery	Validation	Development	Partners
Diagnostics				
IBD (responder/ non-responder)	▬			janssen

Catalysts: Potential value inflection points exist over various investor horizons

	1H19	2H19	1H20	2H20	1H21	2H21
Acne	Mfg.	Phase I starts	**Phase I results**	**Phase II results**	**Prep large-scale mfg.**	**Prep large-scale mfg.**
IBD	Phage cocktail	Pre-IND meeting	Mfg.	**Phase I results**	Phase II starts	**Interim results**
PSC	Phage discovered	Phage cocktail	Pre-IND meeting	Mfg.	Phase I/II starts	**Interim results**

BiomX

FOR INSTITUTIONAL USE ONLY – NOT FOR DISTRIBUTION

DISCLAIMERS

Participants in the Solicitation

BiomX Ltd. (“BiomX”), Chardan Healthcare Acquisition Corp. (“CHAC”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of CHAC common stock in respect of the proposed transaction described herein. Information about CHAC’s directors and executive officers and their ownership of CHAC’s common stock is set forth in CHAC’s Prospectus dated December 14, 2018 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the Securities and Exchange Commission (the “SEC”) since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated below.
This communication is for informational purposes only and does not constitute an offer to sell, solicitation of an offer to buy, or a recommendation to purchase any equity, debt or other financial instruments of CHAC or BiomX or any of BiomX or CHAC’s affiliate securities (as such term is defined under the U.S. federal securities laws). The information contained herein does not purport to be all-inclusive and is qualified in its entirety by the definitive merger agreement entered into July 16, 2019 filed by CHAC on a Current Report on Form 8-K on July 16, 2019. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any other information contained herein. All levels, prices and spreads are historical and do not represent current market levels, prices or spreads, some or all of which may have changed since the issuance of this document. Any data on past performance, modeling contained herein is not an indication as to future performance. CHAC and BiomX assume no obligation to update the information in this communication. Neither CHAC or BiomX accepts any liability whatsoever for any losses arising from the use of this communication or reliance on the information contained herein. Nothing herein shall be deemed to constitute investment, legal, tax, financial, accounting or other advice. This communication is being provided for use only by the intended recipient. No representation or warranty (whether expressed or implied) has been made by CHAC, BiomX or any of their respective affiliates with respect to the matters set forth in this communication, and the recipient disclaims any such representation or warranty. Only those particular representations and warranties of CHAC, BiomX or any of their respective affiliates made in a definite written subscription agreement, if any, regarding the matters set forth in this communication (which will not contain any representation or warranty relating to this communication or information contained in or omitted from this communication) when and if executed, and subject to such limitations and restrictions as specified therein, shall have any legal effect. At any time upon the request of CHAC for any reason, recipient shall promptly deliver to CHAC or securely destroy this communication and any other documents furnished to recipient by or on behalf of CHAC or BiomX without keeping any copies, in whole or part, thereof.

Additional Information and Where to Find It

In connection with the transaction described herein, CHAC will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CHAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CHAC ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CHAC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHAC, BIOMX AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by CHAC with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Chardan Healthcare Acquisition Corp., 17 State Street, 21st Floor, New York, NY 10004.

Forward-Looking Statements

This communication and the documents incorporated by reference herein (this “Current Report”) contain certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this Current Report regarding the proposed transactions contemplated by the merger agreement (the “Merger Agreement”) among CHAC, CHAC Merger Sub Ltd. and BiomX (the “Merger”), including the anticipated initial enterprise value and post-closing equity value, the benefits of the Merger, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Merger. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHAC and BiomX managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against CHAC, the combined company, or others following the announcement of the Merger and the Merger Agreement; (3) the inability to complete the Merger due to the failure to obtain approval of CHAC’s stockholders or to satisfy other conditions to closing in the Merger Agreement; (4) changes to the proposed structure of the Merger that may be required or appropriate as a result of applicable laws; (5) the ability to meet NYSE American listing standards following the consummation of the Merger; (6) the risk that the Merger disrupts current plans and operations of BiomX as a result of the announcement and consummation of the Merger; (7) the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with third parties and partners, obtain adequate supply of raw materials and retain its management and key employees; (8) costs related to the Merger; (9) changes in applicable laws or regulations; (10) the possibility that BiomX or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (11) BiomX estimates of expenses; (12) the impact of foreign currency exchange rates and interest rates fluctuations on the results of BiomX or the combined company; and (13) other risks and uncertainties indicated in the proxy statement of CHAC to be filed by CHAC with the SEC in connection with the Merger, including those under “Risk Factors” therein, and other documents filed or to be filed from time to time with the SEC by CHAC.

A further list and description of risks and uncertainties can be found in CHAC’s Prospectus dated December 14, 2018 filed with the SEC and in the proxy statement on Schedule 14A that will be filed with the SEC by CHAC in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Any forward-looking statement made by us in this Current Report is based only on information currently available to CHAC and BiomX and speaks only as of the date on which it is made. CHAC and BiomX undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Industry and Market Data

In this communication BiomX relies on and refers to information and statistics in the sectors in which it intends to compete. BiomX obtained this information and statistics from third-party sources believed to be reliable, including reports by market research firms. BiomX has supplemented this information where necessary with its own internal estimates, taking into account publicly available information about other industry participants and its management’s best view as to information that is not publicly available. Neither BiomX nor CHAC has independently verified the accuracy or completeness of any such third-party information.

BiomX

FOR INSTITUTIONAL USE ONLY – NOT FOR DISTRIBUTION